    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2000
                           REGISTRATION NO. 333-92353
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  BIGMAR, INC.
               (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                  31-1445779
   (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)


                            9711 SPORTSMAN CLUB ROAD
                           JOHNSTOWN, OHIO 43031-9141
                                 (740) 966-5800
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                                       OF
                     COMPANY'S PRINCIPAL EXECUTIVE OFFICES)

                                 PHILIPPE ROHRER
                SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER
                                  BIGMAR, INC.
                            9711 SPORTSMAN CLUB ROAD
                           JOHNSTOWN, OHIO 43031-9141
                                 (740) 966-5800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                        COPIES TO: STEVEN R. KERBER, ESQ.
                              BRICKER & ECKLER LLP
                             100 SOUTH THIRD STREET
                            COLUMBUS, OHIO 43215-4291
                                 (614) 227-2300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ____ ]


                         CALCULATION OF REGISTRATION FEE
                        ---------------------------------

                                                PROPOSED MAXIMUM
  TITLE OF SHARES TO BE      AMOUNT TO BE      OFFERING PRICE PER       PROPOSED MAXIMUM                AMOUNT OF
        REGISTERED           REGISTERED (1)         SHARE (2)       AGGREGATE OFFERING PRICE (2)     REGISTRATION FEE
 ------------------------   ---------------    -------------------  ----------------------------    -------------------
  Common Stock, $.001
  par value                    4,658,973              $2.57                $11,973,561                 $3,161



(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low reported price of the Company's Common Stock on December 3, 1999.


The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, dated January 26, 2000

                                   PROSPECTUS





                                4,658,973 SHARES

                                  BIGMAR, INC.

                                  COMMON STOCK


                               ------------------


We are registering for resale 4,658,973 shares of our common stock on behalf of selling stockholders identified in "Selling Stockholders."

Our common stock is quoted on the Nasdaq SmallCap Market-SM- under the symbol "BGMR." On January 24, 2000, the closing price of our stock as quoted on the Nasdaq SmallCap Market was $3.75 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SEVERAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

                               January __, 2000

                                  BIGMAR, INC.

                                TABLE OF CONTENTS


         The Company............................................... 3
         Risk Factors.............................................. 3
         Forward-Looking Information............................... 11
         Selling Stockholders...................................... 11
         Plan of Distribution...................................... 13
         Validity of Stock......................................... 14
         Experts................................................... 14
         Available Information..................................... 15
         Information Incorporated by Reference..................... 15







You should rely only on the information contained or incorporated by reference in the prospectus and in any prospectus supplement. No one has been authorized to provide you with different information.

The shares of our common stock are not being offered in any jurisdiction where the offer is not permitted.

Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date provided on the front page of the documents.

                                   THE COMPANY

         We manufacture generic pharmaceutical oncology products and intravenous infusion solutions through our subsidiaries located in Switzerland. We market these products in Europe, the United States and other countries primarily through pharmaceutical company partners. Currently, we have distribution rights to more than 20 generic oncology products.

         Our corporate headquarters, including a research and development laboratory, are located at:

         9711 Sportsman Club Road
         Johnstown, Ohio  43031-9141
         (740) 966-5800


                                  RISK FACTORS

OUR HISTORY OF CONTINUING LOSSES AND LIMITED CAPITAL RESERVES CREATES "GOING CONCERN" UNCERTAINTY.

         From our inception in 1995 through September 1999 we have incurred net losses totaling approximately $21.1 million.

         Even if we achieve profitable operations, we cannot assure you that we will be able to sustain such profitability and continue as a going concern.

         Within the next 12 months, we will need to raise substantial additional funds to continue to pay for operating expenses and our expansion strategy. We cannot guarantee that we will be able to obtain these additional funds. Without more funding, we may not be able to continue manufacturing and marketing our products.

WE RELY HEAVILY UPON AN AGREEMENT WITH PLM, A PHARMACEUTICAL CONTAINER MANUFACTURER, IN OUR IV SOLUTIONS BUSINESS.

         Bioren, a subsidiary of Bigmar, acquired the exclusive right through 2005 to purchase intravenous solution containers from PLM Langeskov A/S and to package and distribute intravenous infusion solutions in those containers in Switzerland and Liechtenstein. PLM can cancel Bioren's exclusive right to these containers if, among other things, Bioren does not purchase a minimum number of the containers each year. The agreement can be terminated by either PLM or Bioren if the products or their production infringe, or are alleged to infringe, the intellectual property rights of a third party. PLM is believed to be the sole supplier of this type of IV container, and termination of the agreement would have a material adverse effect on Bigmar.

DUE TO EXCLUSIVE RIGHTS AGREEMENTS, WE CANNOT INDEPENDENTLY MARKET OUR PRODUCTS.

         We have given other companies the exclusive right to market and distribute, in various territories, our oncological products as well as the right of first refusal to market and distribute other products in such areas. As a result, Bigmar:

         - Cannot independently market products that are covered under these agreements;
         -   Does not have control of marketing abilities or strategies; and
         - Cannot make any other strategic alliances or collaborative arrangements regarding a product which is covered by an exclusive deal or right of first refusal.

         The acceptance of our product in the marketplace is dependent upon our collaborators' ability to demonstrate the benefits of our products to the medical and health care communities and to sell commercial quantities of our products at acceptable costs.

WE ARE DEPENDENT ON LIMITED SUPPLIERS FOR RAW MATERIALS ESSENTIAL FOR MANUFACTURING OUR PRODUCTS.

         There are a limited number of suppliers from which we can purchase the raw materials needed to make our products. This dependence on our suppliers poses potential material risks, including:

         -   Obtaining an adequate supply of raw materials;
         -   Increased raw material or component costs;
         -   Reduced control over pricing; and
         -   Quality and timely delivery.

Any interruption in the supply of raw materials can hinder us from making and selling our products and would have a material adverse effect on us. In addition, obtaining raw materials from a new source may require regulatory approval. Further, we may not be able to do business with all potential alternative suppliers as some of them may have exclusive relationships with our competitors.

BIGMAR FACES COMPETITION FROM LARGER COMPETITORS.

         We face competition from other pharmaceutical companies, most of which have substantially greater financial and other resources and can afford to spend more than us on product development, manufacturing and marketing. Although a company with greater resources will not necessarily receive regulatory approval for a particular generic drug before its smaller competitors, it does have the resources to support many simultaneous regulatory applications, improving its chances at being the first to receive approval. We also face competition from other drug companies who introduce generic versions of their own products just before the patents for their products expire.

PATENTS AND PROPRIETARY RIGHTS OF OTHER COMPANIES MAY PREVENT US FROM MAKING AND SELLING OUR PRODUCTS.

         We are unaware of any claims against us for infringement. However, our ability to commercialize our products and proposed products depends on our not infringing the proprietary rights of competitors. Patents concerning pharmaceutical products are often uncertain and involve complex legal, scientific and factual questions. Laws regarding the enforceability of intellectual property also vary from country to country. We have no assurance that intellectual property issues will be uniformly resolved or that local laws will provide us with consistent rights and benefits.

WE NEED TO COMPLY WITH GOVERNMENTAL REGULATIONS TO DEVELOP, MANUFACTURE AND MARKET OUR PRODUCTS.

         The development, manufacturing and marketing of our products are subject to extensive and rigorous governmental regulations in the U.S. and other countries. The process of obtaining and maintaining required regulatory approvals is lengthy, expensive and uncertain. Since our products are primarily sold in Switzerland and Germany, we are subject to regulation by these countries and the European Medicines Evaluation Agency of the European Union. We cannot be certain that we will maintain the required regulatory approvals to market our products in either Germany or Switzerland. In the U.S., the FDA regulates the development, testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, record-keeping and reporting requirements for drugs. To date, we have:

         - Received approval from the FDA to market seven of our products in the U.S.; and
         - Submitted abbreviated new drug applications to the FDA for additional generic oncological products.

We cannot be certain of obtaining the regulatory approval required for marketing specific products in the U.S. Delays in any part of the approval process or our inability to obtain regulatory approval of our products could adversely affect us.

         We are subject to the FDA's current good manufacturing practices, current good laboratory practices and extensive record-keeping and reporting requirements for manufacturing products for sale in the U.S. As a result, our facilities are subject to periodic inspections. If we fail inspections, we could suffer import detentions, fines, civil penalties, suspensions or losses of approvals, recalls or seizures of products, operating restrictions and criminal prosecutions.

SWISS REQUIREMENTS ON RETAINED EARNINGS MAY LIMIT CASH FLOW.

         Bigmar is a Delaware corporation which owns 100% of the capital stock of two Swiss corporations. According to the Swiss Federal Code of Obligation, at least 5% of a Swiss company's net income each year must be appropriated to a legal reserve until the reserve equals 20% of the company's paid-in share capital. Additionally, 10% of any distribution made by a company in excess of a 5% dividend must also be appropriated to the company's legal reserve. The reserve of up to 50% of the share capital is not available to stockholders. While these requirements have been met, they may adversely impact the amount of dividends to be obtained by Bigmar through its subsidiaries and may limit cash flow.

BIGMAR IS SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS IN SWITZERLAND.

         Since we do business in Switzerland, our facilities are subject to comprehensive environmental laws and regulations governing air emissions, waste water discharge and solid and hazardous waste disposal. Although we cannot be sure, we believe our current facilities are in compliance with all applicable Swiss environmental laws. However, since these laws have recently changed, we may be subject to increasingly stringent environmental standards in the future. While we anticipate capital expenditures in connection with environmental matters from time to time, we cannot predict the extent or timing of these expenses. We cannot be sure that future developments, administrative actions or liabilities arising from environmental matters will not have a material adverse effect on us.

WE ARE DEPENDENT UPON THIRD-PARTY REIMBURSEMENT WHICH MAY AFFECT THE PRICE OF OUR PRODUCTS.

         Our success in generating revenues from the sale of certain drugs may depend on the extent to which reimbursement for the costs of such products will be available from third-party payors such as government health administration authorities, private insurance companies, self-insured employers and health maintenance organizations. Our level of revenues and profitability are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement or payment rates, increasing case management review of services and negotiating reduced contract pricing and reimbursement caps.

         There is risk that payments under governmental and third-party payor programs will drop below current levels or, in the future, become insufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

DEVELOPING NEW PHARMACEUTICAL PRODUCTS INVOLVES PRODUCT LIABILITY RISKS FOR WHICH WE CURRENTLY HAVE LIMITED INSURANCE COVERAGE.

         The testing, clinical trials, manufacturing and marketing of our products involve risks of product liability claims by consumers and other third parties. Although we currently maintain product liability insurance coverage which we believe is adequate, we cannot be certain that it is adequate or that all such claims will be covered. These policies must be renewed every four years. We have successfully renewed our policies in the past, but may not be able to do so in the future. Product liability insurance varies in cost, is difficult to obtain and may not be available in the future on terms acceptable to us. A successful product liability claim or other judgment against us in excess of our insurance coverage could have a material adverse effect on us and our reputation. In some of our agreements with other companies, we have cross indemnification provisions with respect to product liability claims concerning products covered by the agreements. Under such agreements, we may be required to make payments which in some cases could be substantial.

OUR PRODUCTS FACE THE RISK OF SUDDEN RECALL AND LIABILITY CLAIMS.

         Drug products manufactured and sold by us may be subject to recall for unforeseen reasons, which may have a material adverse effect on our sales and reputation. In Germany, an injured party may recover for damages on a strict liability basis without proving negligence on the part of the manufacturer or distributor. In Switzerland, there is no special product liability law for drugs. The Swiss federal liability product law, which covers drug products, provides that manufacturers are subject to strict liability for injuries caused by defective products.

FLUCTUATIONS IN CURRENCY EXCHANGE RATES MAY MATERIALLY AND ADVERSELY AFFECT US.

         All of our revenues for fiscal years through December 31, 1998, were derived from sales outside of the U.S. Because our international operations are conducted in various foreign currencies, we may be affected by fluctuations in currency exchange rates. We will be exposed to foreign currency exchange risks due to fluctuations in the exchange rates between the foreign currencies and the U.S. dollar. If we carry out hedging transactions, there is no guarantee that we will be successful.

WE ARE DEPENDENT ON KEY PERSONNEL.

         We depend on the experience, abilities and performance of a small corp of key personnel, including John G. Tramontana, chairman of the board, president and chief executive officer. We have a five-year employment agreement with Mr. Tramontana which expires in 2001, and have obtained a $2,000,000 key-man life insurance policy on the life of Mr. Tramontana. The loss or reduction of services of Mr. Tramontana or other key personnel could have a material adverse effect on us. Our future success depends on our ability to attract and retain highly qualified personnel, including experienced manufacturing, research and development personnel. We face competition for such personnel from companies that have significantly greater resources than us.

SINCE OUR DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWN IN EXCESS OF TWO-THIRDS OF OUR COMMON STOCK, THEY CAN CONTROL THE OPERATION OF OUR BUSINESS.

         Bigmar's directors and executive officers beneficially own in excess of two-thirds of the outstanding common stock. Accordingly, these directors and officers are in a position to control the management and policies of Bigmar in general. They can also determine the outcome of many corporate transactions or matters submitted to stockholders for approval.


INVESTORS MAY NOT BE ABLE TO ENFORCE CIVIL JUDGMENTS.

         With substantially all of our assets located outside of the U.S., it may be difficult for investors to enforce judgments against us obtained in the U.S. courts, including judgments based on the civil liability provisions of the U.S. securities laws. The U.S. does not currently have a treaty providing reciprocal recognition and enforcement of judgments in civil and commercial matters with Switzerland or Germany and there is doubt whether:

         - A final judgment for the payment of money rendered by a federal or state court in the U.S. based on civil liability would be enforceable in Switzerland or Germany against Bigmar; and
         - An action could be brought in Switzerland or Germany against Bigmar on the basis of liability predicated solely upon the provisions of the U.S. securities laws.

IF WE DO NOT MEET THE MAINTENANCE CRITERIA OF NASDAQ, OUR STOCK MAY BE DELISTED.

         Bigmar's common stock is quoted on the Nasdaq SmallCap Market-SM-. However, there is no guarantee that we will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap Market-SM-. Failure to meet the maintenance criteria in the future may result in our common stock not being listed on Nasdaq. In such an event, investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value, of the common stock and we may face significant difficulties in raising additional capital on favorable terms, if at all.

THE ISSUANCE OF PREFERRED STOCK CAN DILUTE THE RIGHTS OF STOCKHOLDERS AND THE MARKET PRICE OF OUR STOCK.

         Bigmar's governing documents authorize the issuance of a maximum of 5,000,000 shares of preferred stock with designations, rights and preferences as determined from time to time by the board of directors. The board can therefore issue, without stockholder approval, preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or the rights of the common stockholders. The issuance of preferred stock could:

         -   Discourage, delay or prevent a change in control of Bigmar.
         -   Dilute the rights of common stockholders.
         -   Dilute the market price of the stock.

AS A SMALL PHARMACEUTICAL COMPANY, WE HAVE LIMITED RESOURCES TO EFFECTIVELY MITIGATE POTENTIAL RISKS RELATING TO THE FOREIGN SALES OF OUR PRODUCTS.

         We are subject to various foreign trade risks relating to the continued development and marketing of our products. Certain risks that could impact significantly our ability to deliver products include:

         - changes in the regulatory and competitive environments in foreign countries;

         - changes in a specific country's or region's political or economic conditions;

         -   shipping delays;

         - difficulties in managing operations across disparate geographic areas;

         -   fluctuations in foreign currency exchange rates;

         - difficulties associated with enforcing agreements through foreign legal systems; and

         - trade protection measures such as customs duties and export quotas.


THERE MAY BE A DILUTIVE EFFECT ON OUR COMMON STOCK FROM THE CONVERSION OR EXERCISE OF OTHER OUTSTANDING SECURITIES.

         In May 1998, Jericho II L.L.C. agreed to guarantee a line of credit up to $6 million from a commercial institution. In consideration of this guarantee, we issued warrants to Jericho to purchase one million shares of convertible preferred stock at a price per share equal to $2.5626 with a term of 10 years. This preferred stock can be converted to common stock on a one-to-one basis, with such conversion rate to adjust to reflect any diluting issuance of equity securities by us and also to adjust for stock splits, dividends, combinations and similar events. This preferred stock is entitled to five votes per share in addition to having certain special approval rights. The preferred stock has a liquidation preference equal to the purchase price per share. The shares issuable on exercise are entitled to piggyback registration rights, subject to standard underwriter's cutback.

         John Tramontana, Chairman and Chief Executive Officer of Bigmar, has a 50% ownership interest in Jericho. Cynthia R. May, a director and vice president, is the managing member of Jericho.

         We have also granted outstanding warrants to purchase shares of common stock as follows:

         - LT Lawrence Co., Inc., the underwriter for our initial public offering and individuals then associated therewith--167,000 shares;
         -   Jericho--500,000 shares; and
         -   The Equity Group, Inc.--45,000 shares.

All of these warrants contain anti-dilution provisions providing for an adjustment of the exercise price and proportionate adjustment in the number of shares issuable upon the occurrence of certain events. Additionally, the holders of the warrants have been granted certain registration rights upon exercise of the warrants. The sale, or availability for sale, of the common stock underlying the warrants in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise additional capital.

                          FORWARD-LOOKING INFORMATION

         This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this prospectus, including those explained above and in our other SEC filings such as our Form 10-K for the fiscal year ended December 31, 1998. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.

                              SELLING STOCKHOLDERS

         The table below lists the selling stockholders and other information regarding the beneficial ownership of shares of common stock. Except as otherwise disclosed in this prospectus, the selling stockholders neither have nor within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates. The selling stockholders may offer all or a portion of the shares of common stock registered by this prospectus.

         Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

                                                                                                  NUMBER OF
                                                                                MAXIMUM            SHARES
                                                                               NUMBER OF        BENEFICIALLY           PERCENT
                         NUMBER OF SHARES BENEFICIALLY    PERCENT OF            SHARES             OWNED                 OF
 SELLING STOCKHOLDER        OWNED PRIOR TO OFFERING      OUTSTANDING            OFFERED        AFTER OFFERING       OUT-STANDING
Jericho II, L.L.C. (1)           6,607,805 (2)                63%              3,692,308           2,915,497            27.8%

Patrick G. Wolgast                  10,000                     *                 10,000                0                 ---

GRQ, LLC (3)                        184,266                    2%               166,666              17,600               *

Tietje Bros. (4)                    54,000                     *                 40,000              14,000               *

John A. Horner                      20,000                     *                 20,000                0                 ---

JJS Wolf Realty, LLC (5)            10,000                     *                 10,000                0                 ---

Leif H. Perkhild                    250,000                   2.8%              250,000                0                 ---

John S. Hodgson                     43,333                     *                 33,333              10,000               *

Banca del Gottardo               1,597,605(6)                15.5%               70,000            1,527,605           14.9%

Robert Goldstein (7)               78,333(8)                   *                 33,333              45,000               *
& Judy Goldstein

Janet A. Baldauf (9)                333,333                   3.7%              333,333                0                 ---

    *  Less than one percent (1%).

         (1) Jericho is a privately-owned company involved in investment activities. Cynthia R. May, a Director and Vice President of the Company, is the managing member of Jericho with sole voting and investment power with respect to the shares of common stock held thereby. John G. Tramontana, Chairman and Chief Executive Officer of Bigmar, is also a member of Jericho, which is Bigmar's largest stockholder.

         (2) Includes (i) 500,000 shares of common stock issuable upon exercise of warrants, (ii) 1,000,000 shares of common stock issuable upon exercise and conversion of Preferred Stock warrants, and (iii) 184,266 shares owned by GRQ, LLC (see Note (3)).
         (3) GRQ, LLC is a privately-owned company involved in investment activities. Cynthia R. May is also the managing member of GRQ, LLC with sole voting and investment power with respect to the shares of common stock held thereby.
         (4) The principals of Tietje Bros. with voting and investment power with respect to the shares of common stock held thereby are Dennis Tietje and Erwin Tietje.
         (5) The principal of JJS Wolf Realty, LLC with voting and investment power with respect to the shares of common stock held thereby is John Wolf.
         (6) Includes (i) 761,905 shares of common stock issuable upon conversion of convertible notes issued in August 1997, and (ii)
         528,000 shares of common stock issuable upon conversion of convertible notes issued in November 1999.
         (7) Mr. Goldstein is a principal of The Equity Group Inc., which has been engaged by Bigmar since 1996 to provide public relations and investor relations services.
         (8) Includes 45,000 shares issuable upon exercise of warrants held by The Equity Group, Inc.
         (9) Ms Baldauf is the mother of Cynthia R. May. Ms. May disclaims beneficial ownership of the shares of common stock held by Ms. Baldauf.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time:

         - in transactions in the Nasdaq SmallCap Market, in negotiated transactions, or by a combination of these methods;

         - at fixed prices that may be changed; at market prices prevailing at the time of the resale;

         -   at prices related to such market prices; or

         -   at negotiated prices

         At the date of this prospectus, the selling stockholders have not entered into any underwriting arrangements. The selling stockholders may sell the shares registered under this prospectus through:

         -   ordinary brokers' transactions;

         - transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

         - purchases by brokers, dealers or underwriters who may receive compensation in the form of discounts or commissions from the selling stockholders or the purchasers of these shares, for whom the broker-dealers may act as agent or principal, or both;

         -   any combination of the foregoing.


         In effecting sales, the brokers or dealers which the selling stockholders have engaged may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from the selling stockholders in amounts negotiated prior to the sale. The selling stockholders and any brokers or dealers participating in the distribution of the shares may be deemed "underwriters" in connection with these sales. Any commissions or profits they receive may be seen as underwriting discounts or commissions under the Securities Act.

         The selling stockholders may agree to protect these broker-dealers from liability, with respect to these shares being offered. Any underwriters, brokers, dealers and agents who participate in any sale may also be our customers, engage in transactions with us, or perform services for us or our selling stockholders.

         We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholders and certain related persons against any losses, claims, damages or liabilities under the Securities Act or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission instating a material fact under this registration.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                VALIDITY OF STOCK

         The validity of the shares offered hereby have been passed upon for our company by Bricker & Eckler LLP, Columbus, Ohio.

                                     EXPERTS

         The consolidated financial statements of Bigmar, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of the firm as experts in accounting and auditing. The report of KPMG LLP states we have suffered recurring losses from operations, and anticipates we will require additional financing in order to fund continuing operations. These factors raise substantial doubt about Bigmar's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                              AVAILABLE INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the SEC. Such information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Additional information regarding the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. Access to such information is also available from the SEC's website (http://www.sec.gov).

         Reports and other information concerning Bigmar can also be inspected at The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. In accordance with the rules and regulations of the SEC, this prospectus omits certain of the information contained in the registration statement. Statements made in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

   The SEC allows us to "incoporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is finished.

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
     2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999;
     3.  Our Quarterly Report on Form 10-Q for the fiscal quarter ended
         June 30, 1999;
     4.  Our Quarterly Report on Form 10-Q for the fiscal quarter ended
         March 31, 1999;
     5. Our Proxy Statement for the Annual Meeting of Stockholders held on June 30, 1999, filed as of April 30, 1999; and
     6. The description of our common stock contained in our registration statement on Form S-1, declared effective June 19, 1996.

         We will provide complimentary copies of these documents upon request. To request a copy, please contact:

Investor Relations
Bigmar, Inc.
9711 Sportsman Club Road
Johnstown, Ohio  43031-9141
(740) 966-5800

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the sale and distribution of the securities being registered, other than underwriting compensation, are set forth in the following table. All amounts are estimated except the Securities and Exchange Commission registration fee.

       SEC Filing Fee for Registration Statement...           $3,161.00
       Accounting Fees and Expenses................           $3,500.00
       Legal Fees and Expenses.....................          $20,000.00
       Miscellaneous...............................           $2,500.00
                                                              ---------
       TOTAL.......................................           $29,161.00

         All of the expenses listed above will be borne by the Company.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has included in its Restated Certificate provisions to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company's Restated Certificate also includes provisions to eliminate the personal liability of the Company's directors and officers to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer's or director's breaches of fiduciary duty, except for (i) breaches of such person's duty of loyalty, (ii) those instances where such person is found not to have acted in good faith and
(iii) those instances where such person received an improper personal benefit as the result of such breach.

         The Company's Restated By-Laws ("By-Laws") provide that the Company may indemnify any person, including officers and directors, with regard to any action or proceeding to the fullest extent permitted by Delaware law.

         The Company has entered into an indemnification agreement ("Indemnification Agreement") with each of its directors and officers. Each Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each Indemnification Agreement also requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. The term of each Indemnification Agreement is the later of (i) 10 years after the date that the indemnitee ceases to serve as a director or officer of the Company, or (ii) the final termination of all proceedings, as defined in the Indemnification Agreement, in which the indemnitee is granted rights of indemnification.

         Each Indemnification Agreement permits the indemnitee to bring suit to seek recovery of amounts due under such Indemnification Agreement and requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law.

         It is the position of the SEC that insofar as the Company's Restated Certificate, By-Laws or any Indemnification Agreement may be invoked by any director, officer or stockholder as a means of indemnifying them against liabilities arising under the Securities Act, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

         (a) Exhibits:

4.1      Restated and Amended Certificate of Incorporation (1)

4.1(a) Certificate of Correction to Restated and Amended Certificate of Incorporation (1)

4.2      Restated By-Laws (1)

4.2(a)   Amendment to Restated By-Laws (1)

5.1 Opinion of Bricker & Eckler LLP regarding the validity of the securities being registered (2)

23.1     Consent of KPMG LLP (2)

23.2     Consent of Bricker & Eckler LLP (included in Exhibit 5.1)

24       Power of Attorney (2)

         (1) Incorporated by reference from the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1998 (File No. 1-14416).

        (2) Included as an exhibit to the initial filing of this Registration Statement on Form S-3 with the SEC on December 8, 1999.


ITEM 17. UNDERTAKINGS.

         (a) The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COUVET, COUNTRY OF SWITZERLAND, ON JANUARY 26, 2000.

                                    BIGMAR, INC.

                                    BY:    /S/ PHILIPPE ROHRER
                                           -------------------
                                           PHILIPPE ROHRER
                                           TREASURER, SECRETARY, CHIEF FINANCIAL
                                           OFFICER AND CHIEF ACCOUNTING OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                                 CAPACITY                                DATE
               ---------                                 --------                                ----
/S/ JOHN G. TRAMONTANA                 Chairman of the Board of Directors,                   January 26, 2000
----------------------
JOHN G. TRAMONTANA                     President and Chief Executive Officer (Principal
                                       Executive Officer)

/S/ PHILIPPE ROHRER                    Treasurer, Secretary and Chief Financial Officer      January 26, 2000
-------------------
PHILIPPE ROHRER                        (Principal Financial and Accounting Officer), and
                                       Director

/S/ CYNTHIA R. MAY                     Vice President - Administration and Director          January 26, 2000
------------------
CYNTHIA R. MAY

/S/ BERNARD KRAMER                     Director                                              January 26, 2000
----------------------------
BERNARD KRAMER

/S/ MASSIMO PEDRANI                    Director                                              January 26, 2000
---------------------------
MASSIMO PEDRANI

                                INDEX TO EXHIBITS

                 EXHIBIT NO.       DESCRIPTION
                 4.1               Restated and Amended Certificate of
                                   Incorporation (1)

                 4.1 (a)           Certificate of Correction to Restated and
                                   Amended Certificate of Incorporation (1)

                 4.2               Restated By-Laws (1)

                 4.2 (a)           Amendment to Restated By-Laws (1)

                 5.1               Opinion of Bricker & Eckler LLP (2)

                 23.1              Consent of KPMG LLP

                 23.2              Consent of Bricker & Eckler LLP (2)

                 24                Power of Attorney (2)


         (1) Incorporated by reference from the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1998 (File No. 1-14416).

         (2) Included as an exhibit to the initial filing of this Registration Statement on Form S-3 with the SEC on December 8, 1999.